EXHIBIT 99.1

GSI Technology, Inc. Announces Fourth-Quarter and Fiscal-Year 2007 Results

    SANTA CLARA, Calif.--(BUSINESS WIRE)--May 24, 2007--GSI Technology, Inc. (Nasdaq:GSIT) today announced its financial results for the fourth quarter and fiscal year ended March 31, 2007. For the fiscal year, the Company earned net income of $7.4 million, or $0.32 per diluted share, on revenues of $58.2 million, compared to net income of $4.2 million, or $0.19 per diluted share, on revenues of $43.1 million in the fiscal year ended March 31, 2006.

    According to Lee-Lean Shu, president and chief executive officer, the 35% year-over-year increase in net revenues reflects a 12% increase in unit sales -- particularly of 18- and 36-megabit Very Fast SRAM products -- as a result of increased demand from the company's networking and telecommunications OEMs. Also positively affecting net revenues was a 17% increase in the average selling price of the company's products due to a shift in product mix to a larger percentage of higher-price, higher-density products. Mr. Shu credited much of the increase in OEM demand to a general improvement in the business environment and an increase in capital expenditures for networking and telecommunications equipment.

    The shift in product mix -- as well as various cost reduction measures, including the negotiation of price reductions for the purchase of wafers and for assembly and test services provided by the company's suppliers -- led to an improvement in gross margin, to 38.0% in 2007 from 32.3% in 2006.

    "A highlight of the year was the launch of our initial public offering, completed just a few days after the close of fiscal 2007," said Mr. Shu. "In addition to providing liquidity for our longstanding investors, some of whom have been with us for many years, it has provided us with additional working capital to fund our anticipated growth. We are pleased to report significant top- and bottom-line improvement in fiscal 2007 results, and while the longer-term outlook is never as clear as one would like, we expect that fiscal 2008 will be another excellent year for the company."

    In the quarter ended March 31, 2007, the company earned net income of $1.4 million, or $0.06 per diluted share, on revenues of $14.0 million, compared to net income of $1.3 million, or $0.06 per diluted share, on revenues of $10.4 million in the comparable period a year ago. Mr. Shu noted that a 9% sequential decline in net revenues -- to $14.0 million from $15.3 million in the third quarter of fiscal 2007 -- was primarily due to Cisco Systems' implementation of a "lean manufacturing" program under which it is reducing the levels of inventory carried by it and by its contract manufacturers; during the transition, Cisco Systems' contract manufacturers have reduced their purchases of the company's products as they draw down existing inventories. Cisco Systems is the company's largest customer, accounting for approximately 30% of the company's net revenues in fiscal 2007.

    Fourth-quarter gross margin was 36.8% compared to 38.5% in the comparable period a year ago. Operating margin was 15.6% compared to 15.3% a year ago, despite a $543,000 increase in selling, general and administrative expenses attributable primarily to increased commissions paid to manufacturers' representatives as well as increases in stock-based compensation expense and legal and accounting expenses.

    At March 31, 2007, the company had $8.3 million in cash, cash equivalents and short-term investments, $33.0 million in working capital, and shareholders' equity of $38.7 million. On April 3, 2007, the company completed the initial public offering of its common stock, from which it received net proceeds of approximately $30.2 million.

    Commenting on the outlook for the quarter ending June 30, 2007, Mr. Shu noted that Cisco Systems' transition to its lean manufacturing program is expected to continue to impact the Company's revenues during the first quarter and that GSI's first-quarter revenues are currently expected to be in the range of $12.5 million to $13.5 million. Gross margin is expected to remain essentially unchanged from the prior quarter. Net income is expected to be in the range of $1.2 million to $1.4 million, or approximately $0.04 to $0.05 per diluted share. Weighted average shares used in computing diluted earnings per share for the first quarter are estimated to be approximately 29,000,000 shares and will include the 6,131,111 shares issued in our initial public offering which closed on April 3, 2007.

    About GSI Technology

    Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Santa Clara, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

    Conference Call

    GSI Technology plans to review its financial results for the fourth quarter and fiscal year ended March 31, 2007 and discuss its current business outlook during a conference call for investors at 4:30 p.m. EDT (1:30 p.m. PDT) today, May 24, 2007. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these web sites will host an archive of the call. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time. Participating in the call will be Lee-Lean Shu, GSI Technology's President and Chief Executive Officer, and Douglas M. Schirle, GSI Technology's Chief Financial Officer.

    Forward-Looking Statements

    The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology's business is contained in the company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

                         GSI TECHNOLOGY, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (Unaudited)

                                      Three Months     Twelve Months
                                           Ended            Ended
                                        March 31,        March 31,
                                      2007    2006     2007    2006
                                     ---------------- ----------------

Net Revenue                          $13,979 $10,404  $58,159 $43,141
Cost of goods sold                     8,829   6,403   36,042  29,229
                                     ---------------- ----------------

Gross profit                           5,150   4,001   22,117  13,912
                                     ---------------- ----------------

Operating expenses:

 Research & development                1,195   1,183    4,951   5,377
 Selling, general and administrative   1,768   1,225    6,209   4,797
                                     ---------------- ----------------
           Total operating expenses    2,963   2,408   11,160  10,174
                                     ---------------- ----------------

Operating income                       2,187   1,593   10,957   3,738

Interest and other income net            187     286      728     682
                                     ---------------- ----------------

Income before income taxes             2,374   1,879   11,685   4,420
Provision for income taxes               958     572    4,251     171
                                     ---------------- ----------------
Net income                            $1,416  $1,307   $7,434  $4,249
                                     ================ ================


Earnings per share, basic              $0.18   $0.18    $1.03   $0.54
Earnings per share, diluted            $0.06   $0.06    $0.32   $0.19

Weighted-average shares used in
 computing per share amounts:

Basic                                  6,636   6,164    6,336   6,148
Diluted                               23,066  22,630   22,838  22,586


Stock based compensation included in the Consolidated Statement of
 Operations:

                                      Three Months     Twelve Months
                                           Ended            Ended
                                        March 31,        March 31,
                                      2007    2006     2007    2006
                                     ---------------- ----------------

Cost of goods sold                       $73      $3     $227     $13
Research & development                   144      18      515      70
Selling, general and administrative      189       3      474      12
                                     ---------------- ----------------
                                        $406     $24   $1,216     $95
                                     ================ ================

                         GSI TECHNOLOGY, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (Unaudited)

                                             March 31,     March 31,
                                                 2007         2006
                                            ------------- ------------
Cash and cash equivalents                         $4,275      $11,505
Short-term investments                             4,000        4,000
Inventory                                         24,209       12,600
Other current assets                              11,686        7,927
Net property and equipment                         4,745        2,206
Other assets                                         995        1,306
                                            ------------- ------------
Total assets                                     $49,910      $39,544
                                            ============= ============

Current liabilities                              $11,171       $9,579
Redeemable convertible preferred stock                 -        9,007
Stockholders' equity                              38,739       20,958
                                            ------------- ------------
Total liabilities and stockholders' equity       $49,910      $39,544
                                            ============= ============


    CONTACT: GSI Technology, Inc.
             Douglas M. Schirle, Chief Financial Officer
             408-980-8388
             or
             Silverman Heller Associates
             Philip Bourdillon/Gene Heller
             310-208-2550